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Exhibit 99.1



FOR IMMEDIATE RELEASE

NOVELLUS SYSTEMS CLOSES ACQUISITION OF GASONICS INTERNATIONAL CORPORATION

San Jose, Calif. -- Jan. 10, 2001 -- Novellus Systems, Inc. (Nasdaq:NVLS), the leader in thin film deposition technology for the semiconductor industry, today announced the closing of its acquisition of Gasonics International Corporation (Nasdaq:GSNX). The acquisition was approved by a vote of Gasonics' shareholders, held on Jan. 9. Over 99 percent of the Gasonics shares present and voting at the Gasonics shareholder meeting voted in favor of the acquisition. As a result of the acquisition, the Gasonics ticker will be removed from the Nasdaq listing after today's close of market.

Gasonics International is a leading developer and global supplier of photoresist and residue removal technologies. Gasonics' products allow its customers to integrate manufacturing process steps as well as increase yields and throughput. Gasonics also provides low-pressure chemical vapor deposition systems for the flat panel display industry. The company is headquartered in San Jose, Calif.

In the transaction, as consummated on Jan. 10, 2001, Novellus acquired all outstanding shares of Gasonics in a stock-for-stock merger, with all outstanding shares of Gasonics capital stock converted into approximately 9,240,000 shares of Novellus common stock. In addition, all outstanding options to purchase shares of Gasonics capital stock were automatically converted into options to purchase approximately 1,400,000 shares of Novellus common stock. Novellus believes that the acquisition of Gasonics will provide Novellus with a leading position in the emerging market for surface preparation equipment, a critical enabling technology as the semiconductor industry evolves toward copper dual damascene manufacturing processes and ever-smaller devices. Gasonics will form the nucleus of a new surface preparation business for Novellus, providing the key building blocks for addressing removal of yield-killing contaminants at 0.13 micron and below.

As a result of the acquisition, Gasonics will become the Novellus Surface Integrity Group, headed by Executive Vice President Asuri Raghavan, former president and CEO of Gasonics. Novellus' metals and dielectrics divisions will form the Deposition Group, headed by Executive Vice President John Chenault. "As the semiconductor industry transitions to interconnect structures with 0.13-micron and smaller geometries, preparation of the wafer surface prior to each deposition step becomes increasingly critical to manufacturing yields and device performance," said Richard Hill, chairman and CEO of Novellus. "Gasonics' knowledge of surface preparation issues and Novellus' knowledge of deposition in copper dual damascene manufacturing will allow us to bring significant technological resources to bear on the emerging challenges of advanced interconnects."

"This acquisition will enable us to more closely couple Novellus' and Gasonics' process development, which had already started within the Damascus Alliance," said Asuri Raghavan, executive vice president of the newly formed Surface Integrity Group. "We believe this acquisition will accelerate our development of the advanced interconnect technologies that are critical to the industry. In addition, our existing customer base will benefit from an even greater level of customer service and support as we join the Novellus global service and support network."

SAFE HARBOR STATEMENT
Except for the historical information presented, certain matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Forward-looking statements in this release include statements regarding Novellus' position in the emerging market of surface preparation equipment, the combined companies' ability to bring technological resources
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to bear in surface preparation, the coupling of the combined companies' process development, the acceleration of the development of interconnect technologies and bringing new technologies and products to the market. Factors that could cause actual results to differ materially include risks and uncertainties such as the failure of Gasonics' technology to complement and/or broaden Novellus' current technologies, the ability of the combined company to create anticipated synergies and increased product sales as a result of the acquisition, and possible difficulties in combining the operating plans and scientific cultures of Novellus and Gasonics. These risks are detailed from time to time in Novellus' public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including Novellus' Registration Statement on Form S-4, as amended, filed on Dec. 8, 2000, Novellus' annual report on Form 10-K for the fiscal year ended December 31, 1999, and in Novellus' Quarterly Reports on Form 10-Q for the fiscal quarters ending Mar. 31, 2000, June 30, 2000, and Sept. 30, 2000. Copies of Novellus' public disclosure filings with the SEC are available from its investor relations departments.

ABOUT NOVELLUS
Novellus Systems Inc. manufactures, markets and services advanced systems for the deposition of thin films on semiconductor wafers. The company's products are designed for high-volume production of advanced, leading-edge semiconductor devices at the lowest possible cost. Headquartered in San Jose, Calif., with subsidiaries in the United Kingdom, France, Germany, The Netherlands, Spain, China, Japan, Korea, Singapore and Taiwan, Novellus is a publicly traded company on the Nasdaq stock exchange (Nasdaq: NVLS). Additional information about the company is available on Novellus' home page on the World Wide Web, located at www.novellus.com


CONTACT:

     Robert H. Smith
     Executive Vice President and Chief Financial Officer
     Novellus Systems, Inc.
     Tel: (408) 943-9700
     Fax: (408) 943-3448
     Email: robert.smith@novellus.com